STONERIDGE INVESTMENT PARTNERS, LLC
                              THE STONERIDGE FUNDS
                      PROXY VOTING POLICIES AND PROCEDURES
                              (Adopted June, 2003)


     Pursuant to the recent adoption by the Securities and Exchange Commission (the "Commission") of Rule 206(4)-6 (17 CFR 275.206(4)-6) and amendments to Rule 204-2 (17 CFR 275.204-2) under the Investment Advisers Act of 1940 (the "Act"), it is a fraudulent, deceptive, or manipulative act, practice or course of business, within the meaning of Section 206(4) of the Act, for an investment adviser to exercise voting authority with respect to client securities, unless
(i) the adviser has adopted and implemented written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interests of its clients, (ii) the adviser describes its proxy voting procedures to its clients and provides copies on request, and (iii) the adviser discloses to clients how they may obtain information on how the adviser voted their proxies.

     In order to fulfill its responsibilities under the Act, StoneRidge Investment Partners, LLC (hereinafter "we" or "our") has adopted the following policies and procedures for proxy voting with regard to companies in our funds.

KEY OBJECTIVES

     The key objectives of these policies and procedures recognize that a company's management is entrusted with the day-to-day operations and longer term strategic planning of the company, subject to the oversight of the company's board of directors. While "ordinary business matters" are primarily the responsibility of management and should be approved solely by the corporation's board of directors, these objectives also recognize that the company's shareholders must have final say over how management and directors are performing, and how shareholders' rights and ownership interests are handled, especially when matters could have substantial economic implications to the shareholders.

     Therefore, we will pay particular attention to the following matters in exercising our proxy voting responsibilities as a fiduciary for our funds:

     Accountability. Each company should have effective means in place to hold those entrusted with running a company's business accountable for their actions. Management of a company should be accountable to its board of directors and the board should be accountable to shareholders.

     Alignment of Management and Shareholder Interests. Each company should endeavor to align the interests of management and the board of directors with the interests of the company's shareholders. For example, we generally believe that compensation should be designed to reward management for doing a good job of creating value for the shareholders of the company.

     Transparency. Promotion of timely disclosure of important information about a company's business operations and financial performance enables investors to evaluate the performance of a company and to make informed decisions about the purchase and sale of a company's securities.





DECISION METHODS

     The small size of our firm makes it impractical for us to thoroughly research each proxy issue for all of our holdings. Recognizing the importance of informed and responsible proxy voting, we rely on Institutional Shareholder Services to provide proxy voting research and guidance. In most cases we vote in strict accordance with ISS recommendations, but we reserve the right to change that vote when a majority of the Portfolio Managers disagree with an ISS recommendation. In those instances, a memo will be written to document the research presented, discussion points and final decision regarding the vote.

     As a small,  privately  held  company,  conflicts  of  interest  are  rare.
Nonetheless, where a proxy vote presents a material conflict between the interests of a fund, on the one hand, and our interests or the interests of a person affiliated with us, on the other, we will abstain from making a voting decision and will forward all of the necessary proxy voting materials to the Unified Board of Trustees to enable the Board to cast the votes.



CLIENT INFORMATION

     A copy of these Proxy Voting Policies and Procedures is available, without charge, upon request, by calling 610-647-5287. We will send a copy of these Proxy Voting Policies and Procedures within three business days of receipt of a request, by first-class mail or other means designed to ensure equally prompt delivery.

RECORDKEEPING

         In connection with the policy, we will maintain a record of the following:

     o    Copies of all proxy solicitations received;

     o Copies, if any, of all documents submitted to the Board relating to conflict of interest transactions and the Board's final determination relating thereto;

     o Copies of all requests, if any, for our proxy voting record and responses thereto;

     o    Copies of the ISS guidelines;

     o    Records of all votes cast which is maintained on a secure website.